Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of September 30th, 2015, by and between Alpine 4 Technologies, Ltd ("Alpine 4"), of 4742 N 24th Suite 300 and Shannon Rigney of 8651 E Royal Palm Rd, #226, Scottsdale AZ 85258.

A. Alpine 4 is engaged in the business of Automotive Technologies Shannon Rigney will primarily perform the job duties at the following location: 4742 N 24th St Suite 300, Phoenix AZ 85016

B. Alpine 4 desires to have the services of Shannon Rigney

C. Shannon Rigney is an at will employee of Alpine 4. Either party is able to terminate the employment agreement at any time.

Therefore, the parties agree as follows:

1.            EMPLOYMENT. Alpine 4 shall employ Shannon Rigney as a(n) VP of Acquisitions. Shannon Rigney shall provide to Alpine 4 the following services:

•	Utilize company and acquisition knowledge and expertise, to identify, evaluate and define acquisition opportunities.
•
Plan and implement negotiation strategies to accomplish the established goals while ensuring compliance with relevant procedures, guidelines and regulations. Works as part of a team using the appropriate resources to support the process and effectively accomplish the set objectives.

•
Negotiate Letter of Intent (LOI) and Definitive Agreements within the suitable time frames according to department and company policies and procedures and in compliance with all pertinent regulatory requirements collaborating with outside legal counsel as appropriate.

•	Responsible for all activities related to the negotiations from initiation to follow-through-to-signature.
•	Follows up on leads from interested parties regarding acquisition opportunities.
•	Review and analyze financial statements to ascertain financial implications of negotiated agreements.
•
Initiate the preparation of feasibility reports, competitive demographic and risk analyses, Profit and Loss forecasts, pro-formas, etc. and makes recommendations for a business case for development opportunities.

•	Assist in demographic analysis and pro forma review.
•	Work with appropriate stakeholders to initiate negotiations completing any required documentation as needed by counsel or other project team members ensuring all required approvals are obtained.
•
Monitor the acquisition projects from the execution of the confidentiality agreement through closing.  Provide direction and expertise as needed to ensure that the appropriate parties are engaged, and timelines/deadlines are being met.  Ensure consistency and compliance throughout the process. Implement and communicate changes as appropriate.

2. BEST EFFORTS OF EMPLOYEE. Shannon Rigney agrees to perform faithfully, industriously, and to the best of Shannon Rigney's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Alpine 4. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Alpine 4 may require from time to time.

3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by Shannon Rigney under this Agreement, Alpine 4 will pay Shannon Rigney an annual salary of $70,000.00 payable in accordance with Alpine 4's usual payroll procedures.  Compensation shall start once funding by investment bank has occured.  Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Shannon Rigney shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Shannon Rigney has not yet been paid, and for any commission earned in accordance with Alpine 4's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and Alpine 4's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.   Company shall also issue 3,500,000 (three million five hundred thousand shares) restricted common shares to Shannon Rigney.

4. EXPENSE REIMBURSEMENT. Alpine 4 will reimburse Shannon Rigney for "out-of-pocket" expenses incurred by Shannon Rigney in accordance with Alpine 4's policies in effect from time to time.

5. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Shannon Rigney shall provide Alpine 4 with all information, suggestions, and recommendations regarding Alpine 4's business, of which Shannon Rigney has knowledge, that will be of benefit to Alpine 4.

6. CONFIDENTIALITY. Shannon Rigney recognizes that Alpine 4 has and will have information regarding the following:
- inventions
- products
- product design
- processes
- technical matters
- trade secrets
- copyrights
- customer lists
- prices
- costs
- discounts
- business affairs
- future plans

and other vital information items (collectively, "Information") which are valuable, special and unique assets of Alpine 4. Shannon Rigney agrees that Shannon Rigney will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of Alpine 4. Shannon Rigney will protect the Information and treat it as strictly confidential. A violation by Shannon Rigney of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

7. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Shannon Rigney has disclosed (or has threatened to disclose) Information in violation of this Agreement, Alpine 4 shall be entitled to an injunction to restrain Shannon Rigney from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Alpine 4 shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

8. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 2 years period after the voluntary or involuntary termination of Shannon Rigney's employment.

9. NON-COMPETE AGREEMENT. Shannon Rigney recognizes that the various items of Information are special and unique assets of the company and need to be protected from improper disclosure. In consideration of the disclosure of the Information to Shannon Rigney, Shannon Rigney agrees and covenants that for a period of 2 years following the termination of this Agreement, whether such termination is voluntary or involuntary, Shannon Rigney will not directly or indirectly engage in any business competitive with Alpine 4. This covenant shall apply to the geographical area that includes In the United States Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Alpine 4 for the benefit of a third party that is engaged in such business. Shannon Rigney agrees that this non-compete provision will not adversely affect Shannon Rigney's livelihood.

10. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Shannon Rigney shall not have the right to make any contracts or commitments for or on behalf of Alpine 4 without first obtaining the express written consent of Alpine 4.

11. BENEFITS. Shannon Rigney shall be entitled to employment benefits, including holidays, 401k, sick leave, vacation and health insurance as provided by Alpine 4's policies in effect during the term of employment.

12. TERM/TERMINATION. Shannon Rigney's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Alpine 4 upon 2 weeks written notice, and by Shannon Rigney upon 2 weeks written notice. If Shannon Rigney is in violation of this Agreement, Alpine 4 may terminate employment without notice and with compensation to Shannon Rigney only to the date of such termination. The compensation paid under this Agreement shall be Shannon Rigney's exclusive remedy.

13. COMPLIANCE WITH EMPLOYER'S RULES. Shannon Rigney agrees to comply with all of the rules and regulations of Alpine 4.

14. RETURN OF PROPERTY. Upon termination of this Agreement, Shannon Rigney shall deliver to Alpine 4 all property which is Alpine 4's property or related to Alpine 4's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Shannon Rigney's possession or under Shannon Rigney's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Shannon Rigney.

15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

Alpine 4 Technologies, Ltd
Kent Wilson
CEO
Employee:

Shannon Rigney

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

18. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Arizona.

21. SIGNATORIES. This Agreement shall be signed by Kent Wilson, CEO on behalf of Alpine 4 Technologies, Ltd and by Shannon Rigney in an individual capacity. This Agreement is effective as of the date first above written.

/s/ Kent Wilson	Date:	9/30/15
Kent Wilson

/s/ Shannon Rigney	Date:	9/30/15
Shannon Rigney